EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into this 4th day of June 2013 (the “Effective Date”), between PSYKO AUDIO LABS, a Canadian corporation (“PSYKO”) and EXEO ENTERTAINMENT, INC., a Nevada corporation (“Licensee).

RECITALS

WHEREAS PSYKO has created, developed and manufactures true 5.1 surround sound headphones for use in the video gaming space gaming and related intellectual properties, documentation, patents and materials more particularly described on Exhibit “A” attached hereto (the “PSYKO Products”); and

WHEREAS PSYKO desires to grant to Licensee an exclusive license to develop, manufacture, distribute, market, advertise, sublicense and otherwise commercially exploit the PSYKO 5.1 surround sound products - within the “video gaming” segment throughout the Territory (as described below) upon the terms and conditions set forth herein.

AGREEMENT

1.          GRANT OF RIGHTS. Subject to the terms of Paragraph 5 below, PSYKO hereby grants to Licensee an exclusive, perpetual, non-transferable right and license throughout the Territory to develop, manufacture, distribute, market, advertise and sublicense the PSYKO Products, within the video gaming segment, throughout the Territory during the Term

2.          TERM. The term of this Agreement shall commence upon the date hereof and shall continue in perpetuity so long as the Licensee remains in compliance with all material terms of this Agreement, or unless mutually terminated by the parties (the “Term”). In the event of a breach of this Agreement, Licensee shall be given 60 days to cure any such breach. If such breach is not cured within said 60-day period then the Agreement shall expire and termination shall be PSYKO’s sole and exclusive remedy in the event of any such breach, other than if breach by Licensee is due to lack of payments of amounts due by Licensee to PSYKO, in which case the amounts due remain payable by Licensee to PYSKO.

3.          TERRITORY. The territory shall be the World (the “Territory”).

4.          LICENSE FEE. Licensee agrees to pay any expenses related to moving the PSYKO manufacturing facilities in Shenzhen China to a lower cost per unit manufacturer. Licensee agrees to complete this process as soon as a suitable facility has been identified and no later than 9 months from the execution of this agreement.

5.          ROYALTY/AUDIT RIGHTS. Licensee hereby agrees to pay a royalty equal to 5% of any and all gross revenue, less returns and allowances, generated from the commercial exploitation of the PSYKO Products (the “Royalty”). The Royalty shall be paid on a quarterly basis, 15 days after the end of each quarter, according to the schedule in Section 13.

Sales Period	Payment Date
Oct 1 - Dec 31	Jan 15
Jan 1 - Mar 31	April 15
April 1 - June 30	July 15
July 1 - Sept 30	Oct 15

4478 Wagon Trail Ave • Las Vegas, NV 89118 • Phone 702-361-3188 • Fax 702-361-4359

ROBERT AMARAL

For purposes of this Agreement, a “sale” shall be considered to have taken place upon the shipment of any PSYKO Product and the creation of an invoice. The Royalty shall be due and payable based upon any such sale whether or not such funds have actually been collected or received by Licensee. In case of any breach of this Agreement Licensee shall continus to owe Psyko for Royalty for product sold before and after any breach.

5.1          Prepayment of Royalties. Exeo Entertainment, Inc. hereby agrees to make a one-time non-refundable payment of $50,000 upon execution of this agreement to be applied against future royalties in the following manner:

a. For the first 5 (five) quarters that payments are owed $10,000 shall be discounted from the initial amount owed (thus adding up to the $50,000 initial payment).

Once every twelve (12) months, PSYKO shall have the right, at its own cost and expense, to inspect and audit the books and accounting records of Licensee related to products sales, licensing, fee for services, contracts for sale of products including all renewals and modifications to verify proper distribution and payment for Royalties paid out and disbursed by Licensee on a monthly basis. Such inspection shall be made by an outside independent Certified Public Accountant, upon reasonable written notice during normal business hours of normal business days. In the event such audit reveals a discrepancy in favor of PSYKO in excess of 5%, Licensee shall bear the cost of the audit.

PSYKO shall have the right to have its representative inspect the factory production and storage facilities at any time.

6.          PRODUCT FOR MARKET. Licensee shall market all PSYKO Products upon mutually acceptable pricing schedule for each of the PSYKO Products to be provided by PSYKO upon the execution of this Agreement. Except as otherwise provided in this Agreement, no ownership of any intellectual property rights to any PSYKO Products or services are conveyed to Licensee under this Agreement, and all PSYKO Products and any and all intellectual property rights thereto shall remain the sole and exclusive property of PSYKO.

Tools, materials and information provided by PSYKO remain the property of PSYKO. Examples include, but are not limited to, intellectual property, data, designs, trademarks, tooling and production tooling and equipment.

7.          MARKETING COSTS, EXPENSES AND PACKAGING. Except as otherwise set forth in this Agreement, Licensee shall be responsible for all of its development and marketing costs and related expenses.

8.          MANUFACTURE, WARRANTY, MAINTENANCE AND SUPPORT. Licensee hereby agrees to manufacture, service and warrant all PSYKO Products. Licensee warrants all products marketed or distributed by Licensee and Licensee’s customers shall be covered under Licensee's established warranty policies, as amended from time to time. Licensee also agrees to maintain and support the PSYKO Products. PSYKO shall provide upgrades, modifications and enhancements to Licensee and its customers at PSYKO’s sole cost and expense. However, in the event PSYKO does not have sufficient funds, or is otherwise unable to provide such upgrades, modifications and enhancements, Licensee shall have the right to undertake such upgrades, modifications and enhancements at its own expense. PSYKO shall incur no obligation to warrant, support or maintain any of the PSYKO Products marketed or distributed by Licensee. For purposes of this paragraph, “Licensee’s customers” shall include Licensee’s direct customers or end-users, and any sub-distributor, sub-marketers of Licensee and the customers or end-users, or any end-users of any such sub-distributor or sub-distributor.

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9.          RIGHT OF FIRST REFUSAL. Licensee shall have the right of first refusal on any and all products, or intellectual property PSYKO develops in the future related to video gaming PSYKO is under no obligation to develop future products. Licensee shall exercise its first refusal right by notifying PSYKO in writing no later than 10 days after PSYKO has informed Licensee in writing of the availability of any such future products, the terms on which such products are offered and what the royalty rate will be for such products.

10.         TECHNOLOGY ESCROW. No later than 30 days from the date of this Agreement, PSYKO shall enter into a technology escrow agreement with a reputable escrow company for the benefit of Licensee with respect to the PSYKO Products, so as to protect Licensee and its rights herein in the event of the insolvency of PSYKO. Such technology escrow agreement will be in a form acceptable to Licensee and PSYKO. Costs associated with setting up and maintaining the technology escrow will be paid by Licensee.

11.         REPRESENTATIONS AND WARRANTIES OF PSYKO. PSYKO represents and warrants to Licensee that it is a corporation duly incorporate and in good standing in Alberta, Canada, owns all right, title and interest in and to the PSYKO Products, has full authority to enter into this Agreement and effectuate the transactions contemplated hereunder, and that executing this Agreement shall not infringe upon any third party right.

12.         REPRESENTATIONS AND WARRATIES OF LICENSEE. Licensee represents and warrants to PSYKO that it is a corporation duly incorporated and in good standing in the State of Nevada, has obtained any and all necessary approvals, and has the authority to enter into this Agreement.

13.         ROYALTY PAYMENTS. Licensee hereby agrees to pay the following minimum royalty amounts. If sales in any quarter are above these minimums the full royalty amount is due.

Royalty payments are due 15 days after the end of each calendar quarter. Minimum royalty amounts ramp up according to the following schedule. After the last date listed the last quarterly minimum amount continues.

Time Period (3 months ending)	Minimum Performance Requirement	Amount owed after credit from initial payment	Date Due
September 30, 2013	S0	S0	Oct 15, 2013
December 31, 2013	CDNS20,000	CDNS10,000	Jan 15, 2014
March 31, 2014	CDNS30,000	CDNS20,000	April 15, 2014
June 30, 2014	CDNS40,000	CDNS30,000	July 15, 2014
September 30, 2014	CDNS50,000	CDNS40,000	Oct 15, 2014
December 31, 2014	CDNS75,000	CDNS65,000	Jan 15, 2015
March 31, 2015	CDNS100,000	CDNS100,000	April 15, 2015
June 30, 2015	CDNS100,000	CDNS100,000	July 15, 2015
Each quarter after June 30, 2015	CDNS100,000	CDNS100,000	15 days after quarter end

14.         GENERAL

14.1         Governing Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the state of Nevada without regard to principles of conflict of laws. Nevada courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in such Nevada courts and not elsewhere.

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14.2         Assignment. Neither party shall assign any of its rights or obligations under this Agreement other than with prior written consent of the other, to an entity owning or acquiring all or substantially all of its stock or assets. Neither Psyko nor Licensee shall unreasonably withhold their consent to said parties notice and request to assignment of their rights.

14.3         Publicity; Licensee Marks. In no event shall PSYKO or Licensee publish or otherwise release any press release or other article, announcement or publication concerning this Agreement or the subject matter related hereto without first obtaining the other party’s written approval thereof, and to the content and timing thereof, which approval may be given in its sole discretion. In no event shall PSYKO or Licensee use any trademark, service mark, or trade name of the other party without the prior written approval of the rights- holder in such trademark, service mark, or trade name.

14.4         Remedies. To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

14.5         Confidentiality. Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as “trade secret” for so long as the information remains secret, and (iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the PSYKO Products which Licensee may carry out under this Agreement. All business terms of this Agreement are to be considered as confidential. Except as otherwise specified in section (ii) of this Section 14.5, these obligations shall survive for a period of two (2) years following the date of the termination of the Term, but such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available. Notwithstanding anything to the contrary contained in this Section 14.5, it shall not be deemed to be a breach of this Section 14.5 or of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law, prior written notice of such disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.

14.6         Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter. No change to this Agreement will be effective unless made in writing and signed by both parties.

14.7         Headings. The use of headings in each Section of this Agreement is for convenience only and will have no legal effect whatsoever.

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IN WITNESS WHEREOF, this Agreement is entered into this 10th day of June, 2013 and Licensee acknowledges that the Agreement is subject to the approval of the Psyko board of directors which approval shall be communicated to Licensee upon such approval having been obtained from the Psyko board of directors.

PSYKO AUDIO LABS,	EXEO ENTERTAINMENT, INC.,

an Alberta corporation	a Nevada corporation

By:	By:	/s/ Robert Scott Amaral

Kip Fyfe Chairman of the Board		Robert Scott Amaral, CEO

By:

Werner Gartner

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EXHIBIT A

Description of PSYKO Products and intellectual property

Psyko™ name as it relates to the actual product, i.e. the Psyko Carbon or the Psyko Krypton.

Patent (US # 8.000.486            ) for the delivery of 5.1 surround sound through headphones.

Tooling for the manufacturing of the Krypton and Carbon headphones.

Engineering (Solid Works) files on the Carbon, Krypton, and Dolby converter box.

Prototypes, and related design documentation for Dolby converter box

Psyko Krypton – all associated patents, copyrights, trademarks, trade names, service marks, CAD files,

Psyko Carbon – all associated patents, copyrights trade names, trademarks, service marks, CAD files,

Converter Box - all associated patents, copyrights trade names, trademarks, service marks, design documentation, prototypes,

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